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PRESS RELEASE

www.inhibitex.com

CONTACTS:
Inhibitex, Inc.
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

Laura Perry (Investors)
Stern Investor Relations, Inc.
(212) 362-1200
laura@sternir.com

FOR IMMEDIATE RELEASE

INHIBITEX REPORTS FAVORABLE RESULTS FROM
FIRST CLINICAL TRIAL OF FV-100

- Oral Availability of Compound Established in Humans –

ATLANTA, GA – December 14, 2007 — Inhibitex, Inc. (Nasdaq: INHX), a biopharmaceutical company focused on the development of products to treat and prevent serious infectious diseases, announced today that it has completed its initial Phase I clinical trial of FV-100, a nucleoside analogue being developed to treat shingles. The blinded, placebo-controlled single ascending dose study, which was conducted in the United States under an exploratory Investigational New Drug Application (IND), evaluated the safety and pharmacokinetics of three oral doses of FV-100 (10, 20 and 40 mg) in healthy volunteers. Each of the three dose cohorts consisted of six subjects that received FV-100 and two that received placebo.

The Company reported that there were no serious adverse events observed and that the compound appeared to be generally well tolerated in the trial. In addition, pharmacokinetic data demonstrated that all three doses achieved plasma levels of CF-1743, the active form of FV-100, which exceeded the EC50, with the 40 mg dose maintaining such levels for approximately eight hours. The EC50 represents the concentration of drug that is required for 50% inhibition of viral replication in vitro. Further, the plasma levels of CF-1743 in humans were greater than those observed in preclinical studies. The Company plans to present the full data from this trial at a scientific meeting next year.

“We are very encouraged by the data from this first-in-man study, and in particular, the pharmacokinetic data, which clearly demonstrate that FV-100 is orally available,” stated Russell H. Plumb, president and chief executive officer of Inhibitex. “Based upon these results, and pending the results from our ongoing multi-dose preclinical GLP studies, we plan to advance FV-100 into a second Phase I trial evaluating FV-100 in additional single ascending and multiple ascending doses in healthy volunteers in the first half of 2008.”

Published in vitro studies have demonstrated that FV-100 is more potent against and can inhibit the replication of varicella zoster virus (VZV), the virus that causes shingles, faster than other antiviral therapeutics currently used to treat shingles. Inhibitex believes these characteristics provide the potential for FV-100 to be dosed once-a-day and to reduce the incidence or severity of shingles-related symptoms, including acute pain and post herpetic neuralgia (PHN).

About Shingles

Shingles, also know as herpes zoster, is an infection caused by the reactivation of VZV, the same virus that causes chicken pox. Worldwide, it is estimated that there are in excess of 2.5 million cases of shingles each year. Shingles is generally characterized by skin lesions, rash, acute pain, and in many cases PHN, a painful and sometimes debilitating condition resulting from nerve damage caused by VZV that lasts for several months or more. While shingles can develop in adults of any age, it occurs most frequently in elderly individuals.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on the development of products that can treat or prevent serious infections. In addition to its emerging antiviral pipeline that includes FV-100, HIV integrase inhibitors, HCV polymerase inhibitors and a series of compounds to address cytomegalovirus (CMV) infections, the Company has several development programs and collaborations based upon its proprietary MSCRAMM® protein platform. These include Aurexis®, a humanized monoclonal antibody being developed for the treatment of serious Staphylococcus aureus bloodstream infections for which the Company has completed a Phase II clinical trial, as well as license agreements with Wyeth for the development of staphylococcal vaccines and 3M for the development of diagnostics.

For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts included in this press release, including those related to the potential for FV-100 to be dosed once-a-day and to further reduce shingles-related symptoms, including the incidence and severity of acute pain and PHN; the Company’s plans to initiate a second Phase I study in 2008 that would include single and ascending doses of FV-100 in healthy volunteers; and the Company’s plans to present the full data from this trial at a scientific meeting next year are forward-looking statements. These plans, intentions, expectations, or time estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks that the results of future preclinical and clinical studies may not confirm prior findings and support the further development of the Company’s programs, including FV-100; the Company not obtaining regulatory approval to advance the development of FV-100; FV-100 not proving to be efficacious in reducing shingles-related symptoms in patients in future clinical trials and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, or SEC, on March 16, 2007, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007 as filed with the SEC on May 10, August 9, and November 9, 2007, respectively. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex®, MSCRAMM®, and Aurexis® are registered trademarks of Inhibitex, Inc.

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